Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of November 6, 2019 by and between WORKHORSE GROUP INC., a Nevada corporation (the “Company”), and Robert Willison (the “Executive”).
Recitals:
WHEREAS, the Company currently employs the Executive as Chief Operating Officer of the Company pursuant to that certain Executive Retention Agreement dated February 18, 2019 (the “Prior Employment Agreement”);
WHEREAS, this Agreement amends and supersedes the Prior Employment Agreement;
WHEREAS, the Executive and the Company each desire that the Executive continue to provide services to the Company, and each desire to enter into this Agreement with respect to the Executive’s employment, effective as of the Effective Date, to provide compensation, severance, and other terms, on the terms and conditions set forth herein; and
WHEREAS, the Executive’s execution of this Agreement and separate Non-Compete Agreement (the “Non-Compete Agreement”) are material inducements for the Company to continue to employ the Executive, and the Company’s execution of this Agreement and the grant of equity awards are material inducements for the Executive to enter into this Agreement and the Non-Compete Agreement.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1 POSITION, DUTIES, AND LOCATION.
1.1. Position. During the Employment Term, the Executive shall serve as the Chief Operating Officer of the Company, reporting solely and directly to the CEO of the Company. The Executive’s job responsibilities will include managing and overseeing all operational matters of the Company in order to establish a successful business and manage growth. In addition, the Executive will have all authorities, duties and responsibilities as are customarily exercised by an individual serving in the Executive’s position in a corporation of the size and nature of the Company, as well as those that are reasonably assigned by the Board of Directors of the Company (the “Board”) and the CEO.
1.2. Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO or the Board. Notwithstanding the foregoing, the Executive will be permitted, with the prior written consent of the CEO or the Board (which consent will not be unreasonably withheld or delayed) to act or serve as a director, trustee, or committee member of a reasonable number of business, civic, or charitable organizations as long as such activities are disclosed in writing to the Company in accordance with the Company’s Conflict of Interest Policy and such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.
1.3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Loveland, Ohio; provided that, the Executive will be required to travel on Company business during the Employment Term.

2 TERM AND TERMINATION.
2.1. Term. The Executive’s employment hereunder shall be effective as of November 6, 2019 (the “Effective Date”) and shall continue until the second anniversary thereof, unless terminated earlier as provided below; provided that, on such second anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 30 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” Nonrenewal shall not be considered an Involuntary Termination.
2.2. Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment except in the case of termination by the Company for Cause. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in Sections 4, 5, and 6 below and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
3 COMPENSATION.
3.1. Base Salary. The Executive’s base salary will be $300,000 per annum, subject to periodic review and modification by the Board as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine, including if necessary reduction as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance, as provided in Section 8.6(a) (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s customary payroll practices and applicable wage payment laws.
3.2. Bonuses. Each calendar year ending within the Employment Term (including the calendar year ending December 31, 2019), Executive will be eligible to receive a cash bonus (“Cash Bonus”) as determined by the Compensation Committee based upon the level of achievement of performance goals established by the Compensation Committee and provided to the Executive in writing within ninety (90) days after the beginning of the calendar year. For calendar year 2019, the Compensation Committee has determined such performance goals and provided them to the Executive prior to the Effective Date. The Executive's target Cash Bonus would be 75% of the then current Base Salary with the potential to receive up to 100% of the then current Base Salary if the maximum level of the performance goals are achieved. With respect to each calendar year ending within the Employment Term, the Compensation Committee will determine the amount of the Cash Bonus to be awarded within ninety (90) days after the end of the calendar year to which the Cash Bonus relates. The Compensation Committee has discretion whether to award a Cash Bonus each calendar year. If the Compensation Committee awards a Cash Bonus, it will direct the Company to pay the awarded Cash Bonus at the next payroll to occur following such determination. To be eligible to receive a Cash Bonus for a particular calendar year, the Executive must be employed by the Company on the payroll date that the Cash Bonus is paid, except that in the case of the Executive’s death or Permanent Disability prior to such payroll date, the Executive only must be employed by the Company as of the last day of the particular calendar year.
3.3. Equity Awards. As further consideration for entering into this Agreement and the Non-Compete Agreement, the Executive will be granted a restricted stock award under the Company’s 2019

Stock Incentive Plan for $300,000 in value of shares as a 2019 planned award as reflected in a separate Restricted Stock Agreement. The Executive may be eligible for equity incentive grants, subject to the Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.
3.4. Vacation and Benefits. The Executive is entitled to four (4) weeks of vacation, which will accrue on a pro-rata basis during the employment year, in addition to all public holidays when the office is closed. Executive will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time, subject to general eligibility and participation provisions set forth in such plans. In accordance with Company policies from time to time and subject to proper documentation, the Company will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.
3.5. Company’s Right to Recoup. Any amounts payable under this Agreement are (i) subject to recoupment in the event of a financial restatement of the Company’s financial statements due to nonconformance with accounting principles generally accepted in the United States or under applicable law or a material misstatement of any other metric material to the Company’s performance, such as safety statistics or truck reliability, which, if initially reported properly, would have resulted in a lower Cash Bonus or equity award, regardless of form; and (ii) subject to any policy (whether in existence as of the Effective Date or later adopted, as it may provide from time to time) established by the Company providing for clawback of, or the right to recoup, amounts that were paid to the Executive. The Company will make any determination for clawback or recoupment in its sole discretion. The action permitted to be taken by the Company under this Section 3.5 shall be in addition to, and not in lieu of, any and all other rights of the Company under applicable law and shall apply notwithstanding anything to the contrary contained herein.
4 EFFECT OF TERMINATION GENERALLY. If the Executive’s employment with the Company terminates for any reason (including death or disability or either party’s failure to renew this Agreement) other than Termination Upon Change of Control or Involuntary Termination, then the Executive shall be entitled to the benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
4.1. Accrued Salary, Vacation and Other Obligations and Benefits. All salary, accrued vacation, and any other amount earned, accrued or owing to Executive but not yet paid through the Termination Date shall be paid to Executive as soon as is administratively practicable following such Termination Date in accordance with the Company’s customary payroll procedures. The Executive shall also be entitled to benefits, if any, in accordance with applicable plans, programs and arrangements of the Company and its affiliates.
4.2. Accrued Bonus Payment. The Executive (or the Executive’s estate in the event of the Executive’s death) shall receive a lump sum payment of any Cash Bonus to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was granted and is unpaid on the Termination Date. Such payment shall be made as soon as is administratively practicable following such Termination Date in accordance with the Company’s customary payroll procedures.
4.3. Expense Reimbursement. As soon as administratively practicable following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive, consistent with the Company’s expense reimbursement policies, in connection with the business of the Company prior to the Termination Date.

4.4. Equity Awards. The period during which the Executive may exercise any rights (“Exercise Period”) under any outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any equity incentive plan or agreement adopted by the Board (the “Company Plans”) shall continue as set forth in the provisions of the agreements or instruments granting such awards; provide, however, such Exercise Period shall terminate immediately in the event the Executive is terminated for Cause notwithstanding any provision to the contrary contained in such agreements, instruments or Company Plans. Further, upon termination of employment, the vesting of all outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) shall cease.
5 TERMINATION UPON CHANGE OF CONTROL. Subject to Section 7, if the Executive’s employment with the Company terminates by reason of a Termination Upon Change of Control, then the Executive shall be entitled to the benefits described in Sections 4.1 and 4.3 above and in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates:
5.1. Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to eighteen (18) months of Executive’s Base Salary, which shall be paid according to the following schedule: (i) a lump sum payment equal to one-half of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-third of the balance of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, to the extent one or more of such payments (or portion thereof) is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment (or portion thereof) shall instead be paid in accordance with Section 14.6. In addition to the foregoing severance payment, in the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive, within ten (10) days following the Termination Date, a lump sum payment equal to the aggregate of (a) the amount equal to the Cash Bonus earned, but unpaid, with respect to the previous calendar year to the extent that all the conditions for payment of such bonus have been satisfied (excluding the requirement to be in employment with the Company as of the payroll date of payment) and any such other bonus that was earned but is unpaid on the Termination Date; (b) the amount equal to one and half (1.5) times the target Cash Bonus then in effect for the Executive for the calendar year in which such termination occurs; and (c) the amount equal to the target Cash Bonus then in effect for the Executive for the calendar year in which such termination occurs prorated to reflect the number of full or partial months the Executive was employed with the Company during such calendar year. To illustrate, if the Executive’s target bonus at 50% of the then Base Salary equals $120,000 for the calendar year and the Executive is terminated on October 15th as a result of a Termination Upon a Change of Control, then the payment described in clause (c) shall equal $100,000 (i.e., ten (10) months’ prorated bonus at fifty percent (50%) of the then Base Salary with October counting as a month worked).
5.2. Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive.
5.3. Continued Medical and Dental Coverage. If, following the Executive’s Termination Upon Change of Control, the Executive timely elects continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, (“COBRA”), the Company shall pay to the Executive, on a monthly basis, an amount equal to the Company’s portion of the Executive’s group health and dental plan monthly premiums for coverage for the Executive only as in effect immediately prior to the Executive’s Termination Upon Change of Control, which monthly amount shall be grossed up by the amount necessary to cover the Executive’s federal and state income and employment tax liability for such monthly payment. Such COBRA subsidy payments will be paid to Executive for a period of eighteen (18) months following such Termination. Upon Change of Control, the Executive’s right to receive the COBRA subsidy payments shall terminate upon the earlier of the expiration of such 18-month period or the date that the Executive first becomes eligible to participate in a group health plan of another entity.
5.4. Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.
5.5. No Mitigation; No Offset. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement (other than as expressly provided in Section 5.3) on account of any remuneration or other benefit earned or received by the Executive after such termination.
6 INVOLUNTARY TERMINATION. If the Executive’s employment with the Company terminates by reason of an Involuntary Termination, then the Executive shall be entitled to the benefits described in Sections 4.1 and 4.3 above and in this Section 6 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
6.1. Severance Payment. In the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive an amount equal to nine (9) months of the Executive’s Base Salary which shall be paid according to the following schedule: (i) a lump sum payment equal to one-fourth of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-fourth of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, to the extent one or more of such payments (or portion thereof) is subject to Code Section 409A, such payment (or portion thereof) shall instead be paid in accordance with Section 14.6. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Termination Date, a lump sum payment equal to the aggregate of (a) the amount equal to the Cash Bonus earned, but unpaid, with respect to the previous calendar year to the extent that all the conditions for payment of such bonus have been satisfied (excluding the requirement to be in employment with the Company as of the payroll date of payment) and any such other bonus that was earned but is unpaid on the Termination Date; and (b) the amount equal to the target Cash Bonus then in effect for the Executive for the year in which such termination occurs prorated to reflect the number of full or partial months the Executive was employed with the Company during such calendar year. To illustrate, if the Executive’s target bonus at 50% of the then Base Salary equals $120,000 for the calendar year and the Executive is terminated on October 15th as a result of an Involuntary Termination, then the payment described in clause (b) shall equal $100,000 (i.e., ten (10) months’ prorated bonus at fifty percent (50%) of the then Base Salary with October counting as a month worked). Any such amount paid with respect to the Cash Bonus shall be paid on the date that annual bonuses are paid to similarly situated executives.

6.2. Equity Compensation Acceleration. Upon the Executive’s Involuntary Termination, only the stock options (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Company Plans and vested as of the Termination Date shall be exercisable. At the Board’s discretion, it may accelerate shares that are not vested as of the Termination Date.
6.3. Continuing Medical and Dental Coverage. If, following the Executive’s Involuntary Termination, the Executive timely elects COBRA continuation coverage, the Company shall pay to the Executive, on a monthly basis, an amount equal to the Company’s portion of the Executive’s group health and dental plan monthly premiums for coverage for the Executive only as in effect immediately prior to the Executive’s Involuntary Termination, which monthly amount shall be grossed up by the amount necessary to cover the Executive’s federal and state income and employment tax liability for such monthly payment. Such COBRA subsidy payments will be paid to Executive for a period of nine (9) months following such Involuntary Termination. The Executive’s right to receive the COBRA subsidy payments shall terminate upon the earlier of the expiration of such 9-month period or the date that the Executive first becomes eligible to participate in a group health plan of another entity.
6.4. Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.
6.5. No Mitigation; No Offset. In the event of the Executive’s Involuntary Termination, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement (other than as expressly provided in Section 6.3) on account of any remuneration or other benefit earned or received by the Executive after such termination.
7 FEDERAL EXCISE TAX UNDER SECTION 4999.
7.1. Excise Tax. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if (a) any amounts payable or benefits provided or to be provided to the Executive under this Agreement or otherwise in connection with his employment with the Company (“Covered Payments”) constitute parachute payments within the meaning of Code Section 280G, and (b) the Executive would, but for this Section 7, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). The term “Net Benefit” means the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

7.2. Manner of Reduction. Any such reduction shall be made in accordance with Code Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to the requirements of Code Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
7.3. Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any parachute payments payable or provided to the Executive shall be made in writing in good faith by the Company’s independent public accountants immediately before the Change of Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Accountants’ conclusions shall be final and binding on the Company and the Executive. For purposes of making such calculations, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the calculations and conclusions required by this Section 8. The Company shall bear all fees and expenses the Accountants may charge in connection with these services.
7.4. Corrective Payments. It is possible that after the calculations, conclusion and selections made pursuant to this Section 8 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 8 (“Overpayment”) or less than the amount provided under this Section 8 (“Underpayment”).
(a)In the event that (i) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made, or (ii) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company, together with interest at the applicable federal rate (as defined in Code Section 7872(f)(2)(A)) from the date of the Executive’s receipt of the Overpayment until the date of repayment.
(b)In the event that (i) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, or (ii) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate (as defined in Code Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date.
8 DEFINITIONS.
8.1. Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 8, unless the context clearly requires a different meaning.
8.2. “Cause” means:

(a)the Executive failed to perform his duties or to follow the lawful written directions of the Board, the CEO or the Executive’s immediate superior (other than any such failure resulting from incapacity due to physical or mental illness);
(b)the Executive engaged in misconduct or incompetence which is materially detrimental to the Company or any of its affiliates;
(c)the Executive failed to comply with the Employee Invention Assignment & Confidentiality Agreement, the Company’s insider trading policy, the Executive’s non-competition agreement or any other policies of the Company where non-compliance would be materially detrimental to the Company or any of its affiliates; or
(d)the Executive’s conviction of or plea of guilty or nolo contendere to a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses), or the Executive’s commission of any embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company or any of its affiliates.
With respect to Causes described in Subsections (a), (b) and (c) above, no termination by reason of such Cause shall occur unless the Executive (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such failure, misconduct, incompetency or non-compliance within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such failure, misconduct, incompetency or non-compliance is of a nature that it is unable to be cured or corrected.
8.3. “Change of Control” means:
(a)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;
(b)the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(c)the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).
8.4. “Company” means Workhorse Group Inc. and, following a Change of Control, any Successor.

8.5. “Involuntary Termination” means:
(a)any termination without Cause of the employment of the Executive by the Company; or
(b)any resignation by Executive for Good Reason where such resignation occurs within thirty (30) days following the Company’s failure to remedy the condition(s) constituting Good Reason.
Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) that occurs within the period of time to qualify as a “Termination Upon Change of Control”; (5) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason, or (6) as a result of non-renewal of this Agreement.
8.6. “Good Reason” means the occurrence of any of the following conditions, without the Executive’s consent:
(a)A reduction in the Executive’s Base Salary or target Cash Bonus opportunity as a percentage of Base Salary; provided, however, that this Subsection (a) shall not apply in the event of a reduction in the Executive’s Base Salary or target Cash Bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.
(b)The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the period immediately prior to the public announcement of such Change of Control; or (iii) continue to provide director’s and officers’ insurance, in each case if such failure causes a material reduction in the Executive’s overall compensation and benefits package.
(c)A material breach of this Agreement by the Company including, in the event of a Change of Control, the failure of any Successor to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no succession had taken place, except where such assumption occurs by operation of law.
(d)A material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company’s size, status as a public company, and capitalization as of the Effective Date of this Agreement, other than a change to a position that is a Substantive Functional Equivalent.
Within thirty (30) days of the occurrence of any of the foregoing conditions, the Executive must notify the Company of the specific condition(s) that form the basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason. The Company shall have an opportunity to remedy the foregoing condition(s) within thirty (30) days of its receipt of such notice.
8.7. “Permanent Disability” means that:
(a)the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;
(b)such total incapacity shall have continued for a period of six consecutive months; and
(c)such incapacity will, in the opinion of a qualified physician selected by the Company, be permanent and continuous during the remainder of the Executive’s life.
8.8. “Substantive Functional Equivalent” means that the Executive’s position must:
(a)be in a substantive area of the Executive’s competence (e.g., operational or executive management) and not materially different from the position occupied immediately prior;
(b)allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior to the change; and
(c)not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior to the change, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.
8.9. “Successor” means any successor in interest to, or assignee of, all or substantially all of the business and assets of the Company.
8.10. “Termination Date” means the date of the termination of the Executive’s employment with the Company.
8.11. “Termination Upon Change of Control” means:
(a)any termination of the employment of the Executive by the Company without Cause, including expiration of the Employment Term in accordance with Section 3.1 as a result of the Company’s election not to renew the Employment Term, during the period commencing on or after the date that the Company first publicly announces a definitive agreement that will result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twenty four (24) months following the Change of Control; or

(b)any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that will result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twenty four (24) months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six (6) months following the occurrence of such Good Reason.
Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.
9 EXCLUSIVE REMEDY.
9.1. No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in this Agreement have been provided to the Executive, except as expressly set forth in this Agreement.
9.2. Release of Claims. The payments and other benefits provided in Sections 5 and 6 of this Agreement upon termination of the Executive’s employment are conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims in a form provided by the Company and such release becoming effective within thirty (30) days following the Termination Date; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.
9.3. Non-duplication of Benefits. The payments and benefits provided under this Agreement are intended to replace payments and benefits under any other written agreement with the Company and/or another plan or policy of the Company in their entirety and, accordingly, as between this Agreement and those other agreements, plans or policies, there shall be no duplication of payments or benefits. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control, Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar payments or benefits, then no benefits shall be received by Executive under this Agreement unless, prior to making the payment or providing the benefits under this Agreement, the Executive waives Executive’s rights to all such other payments and benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.
10 COOPERATION. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation or assistance in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board or the CEO, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s employment with the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and assistance and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.
11 NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION. During the Employment Term and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the non-competition agreement (during the term of such agreement) and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.

12 ARBITRATION.
12.1. Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement, any other agreement between the Executive and the Company or any of its affiliates, or the Executive’s employment with the Company or the termination thereof (other than claims relating to misuse or misappropriation of the intellectual property of the Company or its affiliates), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted to binding arbitration by a sole arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association and this Section 12; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property or violation by the Executive of any non-competition agreement or other restrictive covenant in favor of the Company. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
12.2. Costs of Arbitration. Each party shall be responsible for its own costs and expenses, including, without limitation, attorneys’ fees.
12.3. Site of Arbitration. The site of the arbitration proceeding shall be in Cincinnati, Ohio.
13 NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: Chief Executive Officer, at the Company’s offices at 100 Commerce Blvd., Loveland, OH 45140 and, (b) if to the Executive, at the Executive’s principal residence as it appears in the Company’s records. Either party may provide the other with notices of change of address, which shall be effective upon receipt.
14 MISCELLANEOUS PROVISIONS.
14.1. Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement is personal to the Executive and shall not be assigned by the Executive, except that in the event of the Executive’s death or Permanent Disability the post-termination benefits of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.
14.2. Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14.3. Withholding Taxes. All payments made or benefits provided under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.
14.4. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
14.5. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder, and without reference to principles of conflict of laws.
14.6. Exemption from, or Compliance with, Code Section 409A. The payments to be made and the benefits to be provided under this Agreement are intended to be either exempt from, or compliant with, the requirements of Code Section 409A, and this Agreement shall be construed and administered in accordance with such intent and in accordance with this Section 14.6. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with the requirements of Code Section 409A or an applicable exemption thereto. Any payments under this Agreement that may be exempt from Code Section 409A either as separation pay due to the Executive’s involuntary separation from service or as a short-term deferral shall be treated as exempt from Code Section 409A under this Agreement to the maximum extent possible. Each installment payment provided hereunder that is subject to the requirements of Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. Any payments to be made under this Agreement in connection with Executive’s termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or comply with, Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Code Section 409A.
To the extent any payments or benefits to which the Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute nonqualified deferred compensation subject to the requirements of Code Section 409A, and the Executive is determined, at the time of such termination of employment, to be a “specified employee” under Code Section 409A, then such payments shall not be made or benefits commenced until the earliest of (i) the first payroll date to occur following the six (6)-month anniversary of such termination of employment; or (ii) the first payroll date to occur following the date of the Executive’s death following such termination of employment. Upon the expiration of the applicable suspension period, the aggregate amount of any payments and benefits which would have otherwise been made or provided during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive (or Executive’s estate in the case of his death) in one lump sum without interest, and thereafter any remaining payments or benefits shall be paid or provided without suspension in accordance with their original schedule.
To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14.7. Entire Agreement. This Agreement, together with any non-competition agreements and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company, contains the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior agreements, including the Prior Employment Agreement, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to the subject matter of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.
14.8. Surviving Terms. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the arties hereunder the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.
[SIGNATURE PAGE TO EXECUTIVE RETENTION AGREEMENT FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Robert Willison
Robert Willison
Address:	1992 Buckeye Field Ct.
Lebanon, Ohio 45036

WORKHORSE GROUP INC.

By:	/s/ Duane Hughes
Name:	Duane Hughes
Title:	Chief Executive Officer